Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 20, 2018, except for the effects of the adoption of ASU 2016-18 Restricted Cash and the effects of the adoption of ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, as described in Note 3 to the UGI Corporation consolidated financial statements, as to which the date is May 6, 2019, and our report dated November 20, 2018 with respect to UGI Corporation’s effectiveness of internal control over financial reporting, both included in Exhibit 99 to the Current Report on Form 8-K filed on with the Securities and Exchange Commission on May 6, 2019 and incorporated by reference in the AmeriGas Partners, L.P. Proxy Statement that is made a part of the Registration Statement (Form S-4) and Prospectus of UGI Corporation for the registration of 34,621,206 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 6, 2019